Exhibit 14(a)

Consent of Independent Accountants

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated December 22, 2000, relating to the financial statements and financial highlights which appears in the November 30, 2000 Annual Report to Shareholders of the Oak Ridge Large Cap Equity Fund (a series of Oak Ridge Funds, Inc.), which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights," "Experts," and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers, LLP
Milwaukee, Wisconsin
December 27, 2001